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                                 Exhibit 12.1

                              iOwn Holdings, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                                (in thousands)

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



                                                          Years Ended December 31,
                                                -------------------------------------------
                                                     1997           1998              1999
Earnings:
  Net Loss                                        $(2,363)         $(16,015)       $(45,031)
  Interest Expense                                     22               112             591
                                                  -------          --------        --------
Total                                             $(2,341)         $(15,903)       $(44,440)
                                                  -------          --------        --------

Fixed Charges:
  Interest Expense                                $    22          $    112        $    591
  Dividend accretion on preferred stock                70             1,326           4,803
                                                  -------          --------        --------
Total                                             $    92          $  1,438        $  5,394
                                                  -------          --------        --------

Ratio of Earnings to Fixed Charges
  and Dividend accretion on preferred stock        (25.45)           (11.06)          (8.24)
                                                  -------          --------        --------
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